EXHIBIT 10.18

2014 Director Compensation Plan

In accordance with the Potbelly Corporation 2013 Long-Term Incentive Plan (the “Plan”), the compensation for each non-employee/non-investor director of Potbelly Corporation (the “Company”) and Potbelly Illinois, Inc. for services rendered in calendar year 2014 shall be $40,000 in cash plus unrestricted shares of Common Stock (as defined in the Plan) (the “Shares”) having a Fair Market Value (as defined in the Plan) of $40,000 on the date of grant, subject to the director’s election to receive Shares having a Fair Market Value of $80,000 on the date of grant.

Each of the following directors shall be deemed a non-employee/non-investor director for calendar year 2014:

Peter Bassi

Daniel Ginsberg

Marla Gottschalk

Each non-employee/non-investor director listed above may elect between the following form of payment for his or her 2014 compensation:

1.	The director receives Shares having a grant date Fair Market Value of $80,000 (with a grant date on or before June 29, 2014); or

2.	The director receives:

a.	$40,000 in cash (half of which will be paid on before June 29, 2014 and half of which will be paid on or before December 28, 2014); plus

b.	Shares having a grant date Fair Market Value of $40,000 (with a grant date on or before June 29, 2014).

If any non-employee/non-investor director fails to make an election prior to May 30, 2014, such director will be deemed to have elected to receive $40,000 in cash plus Shares having a grant date Fair Market Value of $40,000.

If any non-employee/non-investor director joins the Board of Directors of the Company and/or Potbelly Illinois, Inc. after January 1, 2014, such director’s 2014 compensation shall be pro-rated accordingly and paid in 2014.

All non-employee Directors (Bryant Keil, Vann Avedisian, Gerald Gallagher and Dan Levitan) are eligible to receive compensation of Shares having a grant date Fair Market Value of $40,000 (with a grant date on or before June 29, 2014).